Exhibit 5.1

June 14, 2007

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

Ladies and Gentlemen:

We have acted as counsel for BWAY Holding Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933 (the “Securities Act”), with respect to 8,850,268 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company, issuable under the BWAY Holding Company 2007 Omnibus Incentive Plan, BCO Holding Company Stock Incentive Plan, and the 1995 Long-Term Incentive Plan (together, the “Plans”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions and (b) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, and (iv) the legal capacity of all natural persons executing documents.

The opinions set forth below are based on, and limited to, the General Corporation Law of the State of Delaware, including case law thereunder and the provisions of the constitution of the State of Delaware related thereto, and no opinion is expressed as to the laws of any other jurisdiction.

Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued in accordance with the terms of the Plans and as contemplated by the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Very truly yours,

/s/ Debevoise & Plimpton LLP